MANAGEMENT AGREEMENT
This AGREEMENT made as of the 1st day of April 2019 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES ORION L.P., a New York limited partnership (the “Partnership”) and NORTHLANDER COMMODITY ADVISORS LLP, a limited liability partnership registered in England and Wales (“Northlander” or the “Advisor”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving capital appreciation; and
WHEREAS, such trading is to be conducted directly or through investment in CMF NL Master Fund LLC (the “Master Fund”) of which CMF is the trading manager and Northlander is the advisor; and
WHEREAS, the Fifth Amended and Restated Limited Partnership Agreement dated as of October 31, 2016, as amended (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds; and
WHEREAS, the Advisor claims an exemption from registration as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) pursuant to CFTC Rule 4.14(a)(10) and is authorized and regulated by the Financial Conduct Authority (“FCA”) in the United Kingdom with firm reference number 587706; and
WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of the National Futures Association (“NFA”); and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:

1.   DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, effective April 1, 2019, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership, whether directly or indirectly through the Master Fund, allocated to it from time to time by CMF in commodity interests, including cleared commodity futures, cleared options on futures and exchange cleared swap transactions. All such trading on behalf of the Partnership shall be i) in accordance with the trading policies set forth in Appendix B attached hereto as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (the “CMF Trading Policies”), and ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s Northlander Commodity Program (the “Program”), as described in Appendix A attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in CMF Trading Policy shall not be deemed to violate the changed CMF Trading Policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the CMF Trading Policies without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.
(b)   CMF acknowledges receipt of the description of the Advisor’s Program, attached hereto as Appendix A.  All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through the Master Fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the swap dealer and any give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).
(c)   The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix A. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix A to be materially accurate.  Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account, which is attached as Appendix C to this Agreement, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval.  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor shall provide periodic statements setting out certain details in relation to the activities undertaken and of the performance of the Partnership during the reporting period. The periodic statement shall include all information required by Directive 2014/65/EU on markets in financial instruments, Regulation (EU) No 600/2014 on markets in financial instruments, and any secondary legislation, rules, regulations and procedures made pursuant thereto (“MiFID”) to be provided in such statements, including a statement of the contents and the valuation of the Partnership, on a periodic basis which shall be at such frequency permitted by applicable regulation and agreed with CMF. The basis of all valuations will be as stated in the first periodic statement unless otherwise notified. Unless otherwise agreed, the Advisor will not provide information about executed transactions on a transaction-by-transaction basis.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.  U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one business day after such funds are no longer needed to margin non-U.S. dollar based positions.

(d)   The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its manager(s), employees and member(s), their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential. The Partnership and CMF further acknowledge that the Advisor may disclose any confidential information to a competent regulatory authority as may be required in order to assist the Partnership and CMF in complying with its obligations under applicable law in connection with the services provided under this Agreement; provided that the Advisor will (i) promptly, but at least within 48 hours, notify the Partnership and CMF of the intent to disclose such information, (ii) seek and obtain the Partnership’s and CMF’s consent to such disclosure and (iii) provide the Partnership and CMF with an opportunity to review the information to be disclosed and coordinate with the Advisor in drafting any related disclosure.
(e)   The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)   CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.
(g)   The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors (as described above) with respect to the account, and the Advisor shall use its commercially reasonable efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.
(h)   For the purposes of the rules and guidance contained in the Handbook issued by the FCA (“FCA Rules”) and based on information obtained in respect of CMF, the Advisor has categorized CMF, acting as agent for the Partnership, as a professional client in relation to the services provided under this Agreement. It is CMF’s sole responsibility to keep the Advisor informed about any change to CMF’s circumstances which could affect the Advisor’s categorization of CMF as a professional client. CMF acknowledges that it may request that the Advisor considers its re-categorization as a retail client, but it is not the Advisor’s policy to accept requests to be treated as a retail client for any service under this Agreement.
(i)   Based on information provided by CMF, in providing the services, the Advisor shall be responsible for assessing the suitability of investments for CMF as required by the FCA Rules. The reason for assessing suitability is to enable the Advisor to act in CMF’s best interests. As CMF is a professional client, the Advisor is entitled to assume that CMF has the necessary level of experience and knowledge in order to understand the risks involved in the relevant transaction. CMF shall be responsible for ensuring that information provided to the Advisor is kept accurate, complete and up to date so as to enable the Advisor to assess suitability for CMF.
2.   INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.

3.   COMPENSATION.  2) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable annually equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1.25% (1.25% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last business day of each month by 1.25% and dividing the result thereof by 12).
(b)   “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees or Incentive Fees payable as of the date of such determination.
(c)   “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first calendar year of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first calendar year of such trading (which for the avoidance of doubt, shall be December 31, 2019).  Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d)   Annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current year and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.
(e)   The Advisor shall separately provide information on costs and associated charges to CMF including all information required by MiFID to be provided in such disclosures.
(f)   The provisions of this Section 3 shall survive the termination of this Agreement.
4.   RIGHT TO ENGAGE IN OTHER ACTIVITIES.  3) The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, manager(s), employees and member(s) may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, manager(s), employees and member(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
(b)   If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC‑, European Economic Area (“EEA”) regulator-, or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c)   It is acknowledged that the Advisor and/or its officers, manager(s), employees and member(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d)   The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
5.   TERM.  (a) This Agreement shall continue in effect until December 31, 2019 (the “Initial Termination Date”), unless otherwise terminated as set forth in this Section.  If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein. At any time during the term of this Agreement, CMF may terminate this Agreement upon 30 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per Unit of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor, either directly or indirectly through a master fund (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 30% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding interests owned by CMF, an affiliate of CMF other than the Partnership, or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the material terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the CMF Trading Policies, as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets (in each case, to the extent that Ulf Torvald Ek would no longer be the controlling principal of Advisor), or the Advisor becomes bankrupt or insolvent, (ix) Ulf Torvald Ek dies, becomes incapacitated for a period of at least 20 consecutive business days, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the trading programs or systems of the Advisor, (x) the Advisor fails to maintain its exemption from registration as a commodity trading advisor with the CFTC pursuant to CFTC Rule 4.14(a)(10) (unless the Advisor registers as a commodity trading advisor with the CFTC and becomes a member of NFA prior to losing such exemption), or its registration or authorization with any other regulatory authority (including the FCA) is terminated or suspended; or (xi) CMF reasonably believes in good faith that the Advisor has contributed or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.

(b)   The Advisor may terminate this Agreement by giving not less than 30 days’ written notice to CMF: (i) in the event that the CMF Trading Policies are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) at any time after the Initial Termination Date; or (iii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement.  The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.
(c)   Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
6.   INDEMNIFICATION.  (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute gross negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.
(ii)   Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.

(iii)   Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.
(iv)   In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, court costs and other legal expenses) incurred in connection therewith.
(v)   As used in this Section 6(a), the term “Advisor” shall include the Advisor, its affiliates, principals, officers, manager(s), partners, employees and member(s) and the term “CMF” shall include the Partnership.
(b)   (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved gross negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.
(ii)   In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, manager(s), partners, employees and member(s) unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.

(c)   In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d)   None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(e)   The provisions of this Section 6 shall survive the termination of this Agreement.
7.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)   The Advisor represents and warrants that:
(i)   All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program contained in Appendix A, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading.  All references to the Advisor and its principals, if any, in the Partnership’s current Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”) or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.
(ii)   The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on (a) all of the customer accounts managed on a discretionary basis by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein, or (b) with the written consent of CMF, a representative account of the Program. Such performance has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25.  The annual financial statements of Northlander Commodity Master Fund, Ltd. for the period January 1, 2017 through December 31, 2017 have been examined by an independent certified public accountant and a copy of the report thereon has been provided to CMF.

(iii)   The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and claims an exemption from registration as a commodity trading advisor pursuant to CFTC Rule 4.14(a)(10) and is in compliance with any other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain such exemption from registration as a commodity trading advisor pursuant to CFTC Rule 4.14(a)(10), or, in the alternative, to register as a commodity trading advisor with the CFTC and become a member of NFA, and maintain any other registrations and licenses during the term of this Agreement.
(iv)   The Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement and to provide the services required of it hereunder.
(v)   The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
(vi)   This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vii)   At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
(b)   CMF represents and warrants for itself and the Partnership that:
(i)   CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
(ii)   CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)   This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)   CMF will not, by acting as the general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)   CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(vi)   The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(vii)   The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.
(viii)   Any restrictions to which CMF and the Partnership are subject relating to this Agreement or any transaction contemplated by this Agreement and the level of risk to be reflected in the Advisor’s exercise of discretion (whether as a matter of legislation, its governing documentation or otherwise), including their ability to bear losses and their risk tolerance, have been notified to the Advisor and the Advisor shall be entitled to assume that no restrictions other than those notified to it apply.
(ix)   CMF has read and understood the risk disclosures that have been separately notified to CMF by the Advisor and which provide a description of the nature and risks of financial instruments including appropriate guidance on, and warnings of, the risks associated with investments in financial instruments or in respect of particular investment strategies.
(x)   Information or documentation provided by CMF or its agent to the Advisor pursuant to this Agreement is accurate, complete, up-to-date and not misleading in any respect and CMF has notified the Advisor of all such information which is reasonably relevant to the performance of the Advisor’s duties under this Agreement.
(xi)   CMF has received, read and fully understands a detailed description of the Advisor’s trading strategies, and it and its advisors have had the opportunity to ask questions of and receive answers from the Advisor and its principals concerning such strategies.
 (c)   All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.
8.   COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a)    The Advisor agrees as follows:
(i)   In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the FCA, CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.

(ii)   The Advisor will promptly notify CMF, in writing, of the commencement of any investigation, suit, action or proceeding involving the Advisor or any of its affiliates, officers, manager(s), employees and member(s), agents or representatives, where such action is (a) taken either in relation to the business of the Advisor or (b) adversely affects the business of the Advisor, regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA, any other regulator, or any commodity exchange in connection with an investigation or audit of the Advisor’s business activities. This Section shall not require the Advisor to provide all correspondence with the NFA during the course of a routine compliance examination. The Advisor will provide NFA’s customary report of findings at the conclusion of a routine compliance examination.
(iii)   In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor.  The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and, within two business days, to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv)   The Advisor will maintain a net worth of not less than $250,000 during the term of this Agreement.
(v)   The Advisor will promptly notify CMF if it furnishes commodity trading advice to 12 persons located in the United States during the course of any preceding 12 month period.
(vi)   The Advisor will use its commercially reasonable efforts to close out all futures positions prior to any applicable delivery period, and will use its commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.
(vii)   The Advisor will update any information previously provided to CMF under the Agreement, including, without limitation, information referenced in Section 7(a)(i) hereof
(viii)   The Advisor shall promptly notify CMF when the Advisor’s open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.
(ix)   Subject to the receipt from CMF of specific instructions in relation to the execution of orders, the Advisor will at all times comply with its policy relating to the execution of orders and decisions to deal on behalf of clients as required by the FCA Rules and as amended by the Advisor from time to time (“Order Execution Policy”) and will act in the best interests of CMF.

(x)   The Advisor will keep or cause to be kept records of investments, sales, disbursements and other transactions carried out by the Advisor under this Agreement in accordance with applicable law.
(b)   CMF agrees for itself and the Partnership that:
(i)   CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed, to the extent that the failure to so comply would have a materially adverse effect on CMF’s ability to act as described herein, the Partnership Agreement and in the Memorandum.
(ii)   CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(iii)   CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control. CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law.  In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

1 A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise.  In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.  For purposes of this definition, a "senior official" or "senior executive" means an individual with substantial authority over policy, operations, or the use of government-owned resources. An "immediate family member" of a senior foreign political figure means spouses, parents, siblings, children and a spouse's parents and siblings. A "close associate" of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.
2 The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.  In addition, a shell bank generally does not employ individuals or maintain operating records.

(iv)   The Advisor and any affiliate may effect transactions in which the Advisor, any affiliate, another client of the Advisor or of an affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which involves or may involve a potential conflict with the Advisor’s duty to CMF. The Advisor will ensure that such transactions are effected on terms which are not materially less favorable to CMF than if the conflict or potential conflict had not existed. Any conflicts which the Advisor is not able to prevent or manage effectively shall be promptly disclosed by the Advisor to CMF. The Advisor’s policy relating to the identification of conflicts of interest that arise, or may arise, when providing services and whose existence may damage the interests of clients and that specifies procedures in order to prevent or manage such conflicts as required by the FCA Rules and as amended by the Advisor from time to time (“Conflicts of Interest Policy”) sets out types of actual or potential conflicts of interest which affect the Advisor’s business and provides details of how these are identified, prevented or managed. A summary of the Conflicts of Interest Policy has been separately notified to CMF. Further details of the Conflicts of Interest Policy are available to CMF on request.
(v)   In respect of certain commodity derivative contracts, position limits may be imposed by an EEA regulator, including the FCA, and position management controls may be imposed by a trading venue. The Advisor shall not assume regulatory responsibility for ensuring that CMF complies with any position limit that an EEA regulator, including the FCA, might apply to any commodity derivatives held by the Partnership, provided, that the Advisor shall be responsible for ensuring that the Advisor complies with any position limit that an EEA regulator, including the FCA, might apply to any commodity derivatives traded by the Advisor, including any commodity derivatives traded for the Partnership’s account.  Subject to Section 4(b), the Advisor shall be expressly permitted to reduce or close out a position entered into on the Partnership’s behalf to the extent required by the trading venue or its rules or where the Advisor reasonably considers this necessary to comply with such rules. CMF acknowledges that the Advisor, when dealing with certain counterparties in providing the services under this Agreement, may be required to act in accordance with certain requirements, including any relevant rules and regulations of such counterparties, and, subject to Section 6(b), accepts any losses that may result from the Advisor so acting.
(vi)   Subject to Section 1(b), CMF consents to the Order Execution Policy. In particular, CMF agrees that the Advisor may trade outside of a trading venue (within the meaning of the FCA Rules).
(vii)   The Advisor may aggregate orders on behalf of CMF with those of its other clients and clients of its affiliates. The Advisor will allocate such orders in accordance with Section 4 and Section 8(b)(iii) of this Agreement, the requirements of the FCA Rules and the applicable rules and regulations of the CFTC, NFA and any swap execution facility or commodity exchange on which such order was executed. CMF acknowledges and agrees that aggregation may operate to the advantage or disadvantage of CMF.

(viii)   CMF acknowledges that certain of its transactions may be subject to MiFID, which applies certain transaction and position reporting obligations in respect of assets in the Partnership, including, but without limitation, the procurement of a valid code made up of 20 alphanumerical digits which is used to uniquely identify every legal entity or structure, in any jurisdiction that is party to a financial transaction (“Legal Entity Identifier”) for the Partnership. CMF undertakes to provide in timely fashion all such information (including, but not limited to, the Partnership’s Legal Entity Identifier) and documentation and to promptly take all such action as the Advisor may from time to time reasonably require in relation to the MiFID transaction and position reporting obligations.
(ix)   CMF acknowledges that certain information about transactions the Advisor wishes to and does enter into on CMF’s behalf may be made public and that the Advisor will be required to report the details of certain transactions to the FCA, in some cases, via third parties, in accordance with applicable law.
(x)   The Advisor may receive research materials or services in return for direct payments by the Advisor out of its own resources.
9.   DATA PROTECTION.
(a)   Each party will comply with all applicable statutes and regulations in any jurisdiction pertaining to the processing of any information relating to an identified or identifiable natural living person (“Personal Data”), including the privacy and security of Personal Data (“Data Protection Laws”).
(b)   In order to provide the services the Advisor may need to:
(i)   communicate with CMF’s owners, officers and employees (“Client Contacts”) in relation to the services;
(ii)   process identification details of Client Contacts in order to confirm their identities;
(iii)   check such Personal Data to meet the Advisor’s compliance and regulatory duties; and/or
(iv)   transfer such Personal Data outside the EEA and the UK and disclose it to anti-fraud organizations and law enforcement or regulatory agencies anywhere in the world and the Advisor will be acting as a data controller in respect of such processing.
(c)   Where CMF provides the Advisor with Client Contact details or where requested to do so by the Advisor, CMF, on behalf of the Partnership, will notify such individuals that the Advisor may need to process their Personal Data for the purposes set out in Section 9(b).

(d)   The Advisor will maintain a data protection fair processing notice on its website setting out the details of such processing and all other information required by, and in compliance with, Data Protection Laws, which CMF will also refer Client Contacts to when it makes a notification under Section 9(c).
(e)   For the avoidance of doubt, except as set out above, the Advisor shall be responsible for providing notices and obtaining any consents in relation to the processing of Client Contacts’ Personal Data, including in relation to marketing.
10.   COMMUNICATIONS AND TAPING.
(a)   Subject to compliance with applicable law, any party may record telephone conversations with the other. The Advisor may record or monitor telephone conversations and other communications with or by CMF (including mails, emails or documentation of client orders made at meetings). CMF agrees that the Advisor may deliver copies or transcripts of such recordings to any court or competent authority; provided that the Advisor will (i) promptly, but at least within 48 hours, notify CMF of the intent to deliver such copies and recordings; (ii) seek and obtain CMF’s consent to such delivery and (iii) provide CMF with an opportunity to review such copies or transcripts and oppose such delivery. A copy of any such conversations with CMF and communications with CMF will be available on request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.
(b)   The Advisor will communicate with CMF and the Partnership in English and, subject to Section 15, will communicate with CMF and the Partnership as considered appropriate, including through the Advisor’s website, by email or otherwise.
11.   COMPLAINTS AND COMPENSATION.
(a)   All formal complaints by CMF relating to the services provided by the Advisor under this Agreement should in the first instance be made in writing to the compliance officer of the Advisor. Subsequently, CMF may have a right to complain directly to the UK Financial Ombudsman Service. A copy of the Advisor’s complaints management policy is available on request and will otherwise be provided in accordance with the FCA Rules.
(b)   CMF may be entitled to compensation from the UK Financial Services Compensation Scheme if the Advisor cannot meet its obligations. This depends on the type of business and the circumstances of the claim. Generally, a professional client will not be eligible for compensation.
12.   COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.

13.   ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties. Notwithstanding the foregoing, the Advisor may, at any time prior to the date set for the UK to cease being a member of the European Union (“EU”) or December 31, 2020 if the withdrawal agreement and transition period are agreed with 60 calendar days’ prior written notice to CMF and the Partnership, transfer its rights and obligations in this Agreement to an affiliate based within a member state of the EU (a “Transfer Affiliate”), which may then delegate the provision of some or all of the services to the Advisor; provided, however, that any Transfer Affiliate shall have all the necessary registrations, licenses or exemptions therefrom required to provide the services contemplated under this Agreement including, but not limited to, (i) registration or valid exemption from registration as a commodity trading advisor with the CFTC and (ii) NFA membership, if required
14.   AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.
15.   NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue,
New York, New York  10036
Attention:  Patrick Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Northlander Commodity Advisors LLP
Shearwater House
21 The Green
Richmond
London
TW9 1PX
Email:  ulf.ek@northlander-advisors.com; nisha.arora@northlander-advisors.com with a copy to:
Eric Wagner
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, NY 10176
Email:  ewagner@kkwc.com

16.   GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
17.   ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
18.   NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 6 hereof.
19.   COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC		NORTHLANDER COMMODITY ADVISORS LLP

By:	/s/ Patrick T. Egan	By:
	Patrick T. Egan	Name:
	President and Director	Title:

By:
Name:
Title:

CERES ORION L.P.
By: Ceres Managed Futures LLC (General Partner)

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

APPENDIX A
Description of Program
Northlander Commodity Advisors LLP (“Northlander”) is a London, UK based investment firm which was launched in March 2012 by founder and Chief Investment Officer, Ulf Ek. Northlander Commodity Program (the “Program”) is a commodity focused trading program which invests in energy products globally, but with an emphasis on European power, European gas, European emissions, and international coal markets. The Program is an absolute return strategy which seeks to identify value in mispriced markets through careful fundamental analysis by focusing on market dynamics and market structure and then expressing their thesis through their proprietary portfolio construction and risk management procedures.

APPENDIX B
CMF Trading Policies
1.   The Partnership will invest its assets only in commodity interests that an advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions.  Sufficient volume, in this context, refers to a level of liquidity that an advisor believes will permit it to enter and exit trades without noticeably moving the market.
2.   The Adviser will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that advisor.  To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts: (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange; and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.
3.   The Partnership may occasionally accept delivery of a commodity.  Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.
4.   The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.
5.   The Partnership will not utilize borrowings except short‑term borrowings if the Partnership takes delivery of any cash commodities.
6.   The Advisor may from time to time employ trading strategies such as spreads or straddles on behalf of the Partnership.  The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.   The Partnership will not permit the churning of its commodity trading accounts.  The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

APPENDIX C
List of Commodity Interests

Product Name	Ticker	Sector
NYM API2 QTR	COA	Coal
ICEEU NWCSTL Q	FK	Coal
ICEEU NWCSTL Q	FK	Coal
NYM API2 CAL	LWL	Coal
NYM COAL API2	MFE	Coal
NYM COAL API4	MFW	Coal
ICEEU ROTTERDM	TM	Coal
ICE RDAM COAL	XA	Coal
NYM LLSARGCAL	XAA	Coal
ICEEU RTTRDM Q	XE	Coal
ICE RICH COAL	XO	Coal
ICEEU RCHBAY Q	XS	Coal
ICE NEWC COAL	XW	Coal
ICEEU NEWCASTL	YJ	Coal
EEX F7BY FR	FAA	European Power
EEX F7BM FR	FAC	European Power
EEX PHX BS MTH	GI	European Power
EEX PHEL BS W3	GIB	European Power
EEX PHEL BS W2	GIB	European Power
EEX PHEL BS W5	GIB	European Power
EEX PHX BS QTR	GT	European Power
EEX PHX PK QTR	HI	European Power
EEX PHX BS YR	HP	European Power
NPL MTH FWD	NORM	Nordpool
NPL QTR FWD	NORQ	Nordpool
NPL YEAR FWD	NORY	Nordpool
IPE GAS-NBP MO	FN	UK Gas